Exhibit 99.1

Acadia Healthcare Appoints David Duckworth as Interim Chief Financial Officer

Reaffirms Financial Guidance for First Quarter and Full Year 2026

FRANKLIN, Tenn. – April 23, 2026 – Acadia Healthcare Company, Inc. (“Acadia” or the “Company”) (NASDAQ: ACHC) today announced the appointment of David Duckworth, former Chief Financial Officer of Acadia, as Interim Chief Financial Officer, effective May 1, 2026. Duckworth succeeds Todd Young, who is departing from the Company to pursue a CFO role at a private equity-backed animal health company. Young will remain with the Company through April 30, 2026, and will participate in the Company’s first quarter earnings call scheduled for the morning of April 30.

Debra K. Osteen, Chief Executive Officer of Acadia, said, “We are pleased to welcome David back as Interim Chief Financial Officer. He brings a deep understanding of Acadia, our operations, and our industry, along with strong relationships with the Company’s leadership team and Board. David’s experience will be invaluable as we continue executing our strategic priorities to position Acadia for near and long-term success and value creation.”

The Company expects Duckworth to serve as Interim Chief Financial Officer at least until the completion of the previously announced search for a permanent Chief Executive Officer, which remains ongoing.

Osteen continued, “On behalf of the Board and our entire team, I want to thank Todd for his leadership and contributions during his time with Acadia. We appreciate his dedication and wish him all the best in his next chapter.”

Reaffirms First Quarter and Full-Year 2026 Outlook

The Company is reaffirming its first quarter and full-year 2026 financial guidance as updated by its February 25, 2026 press release and reiterated in conjunction with management’s presentation at the Barclays 28th Annual Global Healthcare Conference on March 10, 2026. The Company continues to expect:

First Quarter 2026

•	Revenue of $820 to $830 million

•	Adjusted EBITDA of $130 to $137 million

•	Adjusted earnings per diluted share of $0.25 to $0.30

Full-Year 2026

•	Revenue of $3.37 to $3.45 billion

•	Adjusted EBITDA of $575 to $610 million

•	Adjusted earnings per diluted share of $1.30 to $1.55

•	Capital expenditures of $255 to $280 million

The Company will issue first quarter 2026 results after the close of the market on April 29, and host its earnings call on April 30 at 9 a.m. Eastern Daylight Time. Additional details can be found on Acadia’s website, https://www.acadiahealthcare.com/.

About David Duckworth

Mr. Duckworth previously served as Acadia Healthcare’s Chief Financial Officer from 2012 to 2023. He joined Acadia in April 2011 as Chief Accounting Officer, after having served since May 2010 as Director of Finance at Emdeon Inc., a leading provider of revenue and payment cycle management and clinical information exchange solutions, which was then a NYSE-listed company. Previously, Mr. Duckworth was a Manager with Ernst & Young LLP, which he joined in 2002. He earned a bachelor’s degree in accounting and a Master of Accountancy, both from the University of Tennessee, Knoxville.

Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements related to our strategy, growth, and anticipated operating results for future periods. Generally, words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this press release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. Factors that may cause actual results to differ materially include, without limitation, (i) potential difficulties in successfully integrating the operations of acquired facilities or realizing the expected benefits and synergies of our facility expansions, acquisitions, joint ventures and de novo transactions; (ii) Acadia’s ability to add beds, expand services, enhance marketing programs and improve efficiencies at its facilities; (iii) potential reductions in payments received by Acadia from government and commercial payors, including because of the significant changes to Medicaid financing mechanisms introduced by the One Big Beautiful Bill Act (“OBBBA”) enacted on July 4, 2025; (iv) the occurrence of patient incidents, governmental investigations, litigation and adverse regulatory actions, which could adversely affect the price of our common stock and result in substantial payments and incremental regulatory burdens; (v) the risk that Acadia may not generate sufficient cash from operations to service its debt and meet its working capital and capital expenditure requirements; (vi) changes in expectations resulting from actuarial and other reviews of the Company’s liability reserves and other aspects of its business; (vii) potential disruptions to our information technology systems or a cybersecurity incident; and (viii) potential operating difficulties, including, without limitation, disruption to the U.S. economy and financial markets; reduced admissions and patient volumes, including, without limitation, due to OBBBA’s introduction of work or community engagement requirements in the Medicaid expansion population; increased costs relating to labor, supply chain and other expenditures; changes in competition and client preferences; and general economic or industry conditions that may prevent Acadia from realizing the expected benefits of its business strategies. These factors and others are more fully described in Acadia’s periodic reports and other filings with the Securities and Exchange Commission.

About Acadia

Acadia is a leading provider of behavioral healthcare services across the United States. As of December 31, 2025, Acadia operated a network of 277 behavioral healthcare facilities with over 12,500 beds in 40 states and Puerto Rico. With approximately 25,000 employees serving more than 84,000 patients daily, Acadia is the largest stand-alone behavioral healthcare company in the U.S. Acadia provides behavioral healthcare services to its patients in a variety of settings, including inpatient psychiatric hospitals, specialty treatment facilities, residential treatment centers and outpatient clinics.

Media Contact:

eric.barnes@acadiahealthcare.com

Investor Contact:

InvestorRelations@acadiahealthcare.com